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                                                                      EXHIBIT 11

                                  SIMULA, INC.


                        COMPUTATION OF EARNINGS PER SHARE



                                                        Three Months Ended June 30,    Six Months Ended June 30,
                                                       ----------------------------   ---------------------------
                                                          1996             1995          1996            1995
                                                       -----------     -----------    -----------     -----------
Income:
   Net (Loss) Earnings                                 $  (305,428)    $   936,995    $(3,423,444)    $ 1,553,072
                                                       ===========     ===========    ===========     ===========

Number of shares:
   Weighted average shares outstanding                   8,939,346       8,516,820      8,916,287       7,457,964
   Incremental shares for outstanding stock options                        294,233                        261,233
   Incremental shares for outstanding stock                                 30,075                         29,622
     warrants
                                                       -----------     -----------    -----------     -----------
                                                         8,939,346       8,841,128      8,916,287       7,748,819
                                                       ===========     ===========    ===========     ===========

(Loss) Earnings per share                              $      (.03)    $       .11    $      (.38)    $       .20
                                                       ===========     ===========    ===========     ===========

During 1995, the Company's common shares were split 3 for 2. All shares and related references have been restated for all periods presented.



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